Exhibit 10.7

Klever Marketing: Design Proposal

September 22, 2010

The items included in this proposal including all creative concepts, program recommendations, slogans, graphical designs and other items are confidential intellectual properties of Briabe Media, Inc. The use of this information other than to establish a working relationship with Briabe or to promote our capabilities is strictly prohibited.

Introduction

As a part of a broader update of its corporate image and products, Klever Marketing is seeking assistance in defining a new corporate identification while incorporating design elements that better conveys to its major stakeholders its unique value propositions, mission and role in the mobile marketing ecosystem. As a part of these plans, Klever has contacted Briabe Media to request a proposal for major design and branding support.

We are pleased to extend Klever our proposal for design assistance with the brand elements identified herein. As an interactive agency with significant mobile marketing experience with some of the nation’s leading advertisers and advertising agencies, Briabe is uniquely positioned to assist Klever in developing and executing successful design strategies that will resonate with your target audiences to deliver the desired business results.

© 2010 BRIABE MEDIA INC.	Proposal	Page 2
All rights reserved.	Briabe Media proprietary and Confidential

Briabe’s Design Proposal

Klever Marketing Required Design Elements:

1. Branding Elements for Klever Marketing

•	Deliverables:

o Design look & feel / visual branding including new Klever Marketing logo and color pallets.

o 3 Comps will be delivered for each items

•	Budget:

o $5,120

•	Resource(s): o One (1) LA Based Senior Designer

•	Time Frame: o Branding – one week from contract signing/ 3 comps per item

2. Flash Corporate And Product Overview Video

•	Deliverables:

o Two to three minutes flash video, Klever Marketing Introduction

o Develop video script

o Source voiceover talent

•	Budget:

o $4500 (Eight senior designer man days at $520, plus voiceover fees)

•	Resource:

o One (1) LA Based Senior Designer and voice over talent

•	Time Frame:

o 2.5 weeks after contract signing pending script approval.

© 2010 BRIABE MEDIA INC.	Proposal	Page 3
All rights reserved.	Briabe Media proprietary and Confidential

3. iPhone Application User Interface Design

•	Deliverables:

o Icons and graphic creation for Application

o Transitions / animations

o Initial UX info gathering

o Application Architecture / wireframe dev

o Design refinements

o Post design support for development phase

•	Budget:

o 15 Senior Designer Man Day at $520/day - $7800

o 3 Illustrator Man Days at $440/day - $1320

o Total: $9,120

•	Resources:

o One (1) LA Based Senior Designer

o One (1) LA Based Illustrator

•	Time Frame:

o Wireframes due two (2) weeks after contract signing. Other deliverables will be ongoing according to the iPhone application development timeline.

Total Proposal for Design Elements: $18,740

Payment Terms

Upon completion of each milestone listed below (each a “Milestone”) and acceptance by Klever of all Deliverables associated with each such Milestone (and completion of all prior Milestones), Briabe Media may invoice Klever the amount listed for such Milestone below:

Item	Amount	Due Date
Payment 1: Kickoff	$3000	10/1/10
Payment 2: Branding	$5247.67	10/15/10
Payment 3: Flash	$5247.67	10/30/10
Payment 4: Application	$5247.67	11/15/10

All payments are due on receipt.

© 2010 BRIABE MEDIA INC.	Proposal	Page 4
All rights reserved.	Briabe Media proprietary and Confidential

Work for Hire

Except for Briabe Media’ s or its partner frameworks and code libraries initially used in development or other Briabe proprietary materials, all other materials, products, and modifications developed or prepared by Briabe Media under this Agreement, includin g without limitation forms, images and text viewable on the Internet, any HTML elements relating thereto, and software, including the deliverables and any updates thereto, are the property of the customer and all right, title and interest therein shall vest in the company and s hall be deemed to be a “work made for hire” under Inter United States & Canada copyright laws.

Contact

For questions or to accept this proposal, please contact:

James Briggs

CEO

Briabe Media Inc.

Mobile: 310-710-2380

james.briggs@briabemedia.com

www.briabemedia.com

Agreement To Engage

The undersigned agree that this proposal submitted to Klever accurately reflects the scope of the work to which Briabe Media will deliver. Furthermore, this Consulting Service Agreement and the related work effort are mutually agreeable to both parties.

© 2010 BRIABE MEDIA INC.	Proposal	Page 5
All rights reserved.	Briabe Media proprietary and Confidential